Exhibit 23 (ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Penns Woods Bancorp, Inc. on Form S-8 of our report dated April 1, 2005, relating to management’s assessment of the effectiveness of internal control over financial reporting and to the effectiveness of internal control over financial reporting, appearing in this Amendment No. 1 to the Annual Report on Form 10-K of Penns Woods Bancorp, Inc. for the year ended December 31, 2004.

/s/ S.R. Snodgrass A.C.

Wexford, PA
April 28, 2005